As filed with the Securities and Exchange Commission on October 15, 2013

Registration No. 333-166439

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
Post-Effective Amendment No. 7
to
Form S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933
OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES
___________________
MPG Office Trust, Inc.
(Exact name of registrant as specified in its governing instruments)
___________________
355 South Grand Avenue, Suite 3300
Los Angeles, California 90071
(213) 626-3300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
___________________

Kathleen G. Kane
Senior Vice President and General Counsel
Brookfield DTLA Fund Office Trust Inc.
250 Vesey Street, 15th Floor
New York, NY 10281-1023
(212) 417-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
___________________
Copies to:
Abigail P. Bomba, Esq.
Lee S. Parks, Esq.
Fried, Frank, Harris, Shriver & Jacobson LLP
One New York Plaza
New York, NY 10004
(212) 859-8000
___________________
Approximate date of commencement of proposed sale to the public: Not applicable.
If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement of the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐
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DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 7 (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-11 (Registration No. 333-166439) of MPG Office Trust, Inc., a Maryland corporation (the “Company”).

On April 24, 2013, the Company and MPG Office, L.P. (the “Operating Partnership”) entered into a definitive merger agreement (as amended, the “Merger Agreement”) pursuant to which Brookfield DTLA Holdings L.P., a Delaware limited partnership (which was subsequently converted into a Delaware limited liability company on May 10, 2013), controlled by Brookfield Office Properties Inc. agreed to acquire the Company. On October 15, 2013, pursuant to the terms of the Merger Agreement, Brookfield DTLA Fund Properties LLC, a Maryland limited liability company, was merged with and into the Operating Partnership, with the Operating Partnership surviving the merger.

At the effective time of the merger, each issued and outstanding limited partner common unit of the Operating Partnership (other than limited partner common units held by the Company or any of its subsidiaries) was automatically converted into, and canceled in exchange for, the right to receive $3.15 per share in cash, without interest.

As a result of the merger, the Company has terminated all offerings of securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statement that remain unsold as of the effective time of the merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Post-Effective Amendment No. 7 to the Registration Statement on Form S-11 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on this 15th day of October 2013.

Brookfield DTLA Fund Office Trust Inc.
(as successor by merger to MPG Office Trust, Inc.)

/s/ G. MARK BROWN
By: Title:	G. Mark Brown Global Chief Investment Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 7 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Date: As of	October 15, 2013	By:	/s/ MITCHELL E. RUDIN
Mitchell E. Rudin President and Chief Executive Officer, US Commercial Operations, and Director (Principal executive officer)

	October 15, 2013	By:	/s/ G. MARK BROWN
G. Mark Brown Global Chief Investment Officer and Director

	October 15, 2013	By:	/s/ EDWARD F. BEISNER
Edward F. Beisner Senior Vice President and Controller (Principal accounting officer)

	October 15, 2013	By:	/s/ BRYAN K. DAVIS
Bryan K. Davis Chief Financial Officer and Director (Principal financial officer)

	October 15, 2013	By:	/s/ ROBERT M. DEUTSCHMAN
Robert M. Deutschman Director

	October 15, 2013	By:	/s/ BRETT M. FOX
Brett M. Fox Director

	October 15, 2013	By:	/s/ EDWARD J. RATINOFF
Edward J. Ratinoff Director

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